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                                    EX-10
                   Exhibit 10.8.1 GM Supplemental Agmt

                                Exhibit 10.8.1

                          SUPPLEMENTAL AGREEMENT TO

                          GENERAL MOTORS CORPORATION

                      DEALER SALES AND SERVICE AGREEMENT

      This Supplemental Agreement to General Motors Corporation Dealer Sales and Service Agreement is entered into between Lithia Motors, Inc. and General Motors Corporation.

      WHEREAS Lithia Motors, Inc. is interested in acquiring ownership of one or more GM Dealerships in selected areas of the United States;

      WHEREAS, the parties desire to enter into a positive and productive business relationship which will accomplish our mutual goals and promote sales of GM products consistent with GM's brand strategy for its products and focus on total customer enthusiasm;

      WHEREAS, the organization and ownership structure of Lithia Motors, Inc. and its retail operating systems are such that the terms of the Dealer Agreement are not wholly adequate to address the legitimate business needs and concerns of Lithia Motors, Inc. and GM;

      NOW, THEREFORE, the parties agree as follows:

      1.    Purpose of Agreement

            1.1   Purpose of Agreement

                  The parties acknowledge that Lithia Motors, Inc. desires to purchase the stock or assets of one or more current GM Dealerships and to be appointed as the replacement Dealer by the appropriate Divisions. The parties further acknowledge that the ownership arrangements of Lithia Motors, Inc. and the operating processes and procedures of Lithia Motors, Inc. require that the parties supplement the standard terms and provisions of the Dealer Agreement to assure that the legitimate business needs of GM in regard to the representation of its products are satisfied. The parties have agreed to enter into this Agreement for that purpose. This agreement shall not apply in any respect to Saturn Dealers or dealerships.

            1.2   Definitions.

                  For purposes of this Agreement, the following terms shall have the meaning indicated:

                  1.2.1 "Agreement"  means  this  Supplemental   Agreement  to
General Motors Corporation Dealer Sales and Service Agreement.

                  1.2.2 "Lithia Motors, Inc. or "Lithia" means Lithia Motors, Inc. and its subsidiary Dealer Companies.

                  1.2.3 "Dealer Agreement" means a General Motors Corporation Dealer Sales and Service Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. It also includes any superseding Dealer Agreements.

                  1.2.4 "Dealer Company" or "Dealer" means the business entity owned or controlled by Lithia Motors, Inc. that is a party to a Dealer Agreement and is defined as the "Dealer" for purposes of the Dealer Agreement.

                  1.2.5 "Division"  or  "Divisions"  means  one or more of the
marketing  divisions  of  GM;  Chevrolet,   Pontiac-GMC,   Oldsmobile,  Buick,
Cadillac.



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                  1.2.6 "GM" means General Motors Corporation.

                  1.2.7 "GM Dealerships" means a specific, physical location from which Dealership Operations are conducted by a Dealer pursuant to the terms of one or more Dealer Agreements. It does not include Saturn Dealerships.

                  1.2.8 "Voting stock" means any stock of Lithia Motors, Inc. that has voting rights as well as any debt or equity security of Lithia Motors, Inc. that is convertible into stock of Lithia Motors, Inc. that has voting rights.

      2.    Lithia Motors, Inc. Ownership

            2.1   Ownership Structure.

                  Each Dealer will be a separate company, distinct from Lithia Motors, Inc. in the form of either a corporation, partnership or other business enterprise form acceptable to GM, which is capitalized in accordance with the "GM Owned Working Capital Agreement". Each of the Dealer Companies will be owned by Lithia Motors, Inc. or may have minority interests held by employees of that Dealer Company subject to GM approval.

            2.2 Lithia Motors, Inc. hereby warrants that the representations and assurances contained in this Agreement are within its authority to make and do not contravene any directive, policy or procedure of Lithia Motors, Inc.

            2.3 Change in Ownership. Any material change in ownership of any Dealer company and any material change in Lithia Motors, Inc. or any event described in section 2.4.2(b) shall be considered a change in ownership of the Dealer Company under the terms of the dealer agreements and all applicable terms of the Dealer Agreement as supplemented by this Agreement will apply to any such change.

            2.4 Acquisition of Ownership Interest by Third Party. Given the ultimate control Lithia Motors, Inc. will have over the Dealer Companies, and the Divisions' strong interest in assuring that those who own and control their Dealers have interests consistent with those of the Divisions', Lithia Motors, Inc. agrees to the following:

                  2.4.1 Lithia Motors, Inc. will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Lithia Motors, Inc., within five (5) days of receipt of such Schedules. If Lithia Motors, Inc. is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Lithia Motors, Inc. possesses.

                  2.4.2 If Lithia Motors, Inc. through its Board of Directors or through shareholder action proposes or if any person, entity or group sends Lithia Motors, Inc. a schedule 13D, or any amendment thereto, disclosing (a) a binding agreement to acquire or the acquisition of aggregate ownership of more than twenty percent (20%) of the voting stock of Lithia Motors, Inc. (b) Lithia Motors, Inc. through its Board of Directors or through shareholder action proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Lithia Motors, Inc. other than for the purposes of ordinary passive investment (ii) an extraordinary corporate transaction. such as a material merger, reorganization or liquidation, involving Lithia Motors, Inc. or a sale or transfer of a material amount of assets of Lithia Motors, Inc. and its subsidiaries; or (iii) any change which together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current board of


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directors  of  Lithia  Motors.  Inc.  or (iv) in the  case of an  entity  that produces or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchisor, the acquisition by any person entity or group of more than 20% of the voting stock of Lithia Motors, Inc. and any proposal by any such person, entity or group through the Lithia Motors, Inc. Board of Directors or shareholders action to change the board of directors of Lithia Motors, Inc., then if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Lithia Motors, Inc. agree that it will take one of the remedial actions set forth in Section 2.4.3 below within ninety (90) days of receiving such
Schedule 13D or such amendment.

                  2.4.3 If Lithia  Motors,  Inc. is  obligated  under  Section
2.4.2  above  to take  remedial  action,  it will  (a)  transfer  to GM or its designee,  and GM or its  designee  will  acquire  the assets,  properties  or business associated with any Dealer Company at fair market value as determined in accordance with Section 8 below, or (b) provide evidence to the Divisions (reasonably acceptable to GM) that such person entity or group no longer has such threshold level of ownership interest in Lithia Motors, Inc. or that the actions described in Section 2.4.2(b) will not occur.

                  2.4.4 Should Lithia Motors, Inc. or Dealer Company enter into an agreement to transfer the assets of a Dealer Company to a third party, the right of first refusal described in Article 12.3 of the Dealer Agreement shall apply to any such transfer.

                  2.4.5 Lithia Motors, Inc. will describe such provisions of this Section in any prospectus it delivers in connection with the offer or sale of its stock or any other securities filing as may be required by any applicable laws or regulations.

            2.5 Officers and Key Management. Lithia Motors, Inc. agrees to provide to GM a list of the key management of Lithia Motors, Inc. responsibilities in regard to the control and management of Lithia Motors, Inc. and each Dealer Company. Each Dealer Company shall agree to propose to GM any material changes in the key management of the Dealer Company or their responsibilities. Such proposal should be provided to GM in writing prior to such change to the extent practicable and shall include sufficient information to permit GM to evaluate the proposed change consistent with normal policies and procedures. Lithia Motors, Inc. will notify GM in writing of any material change in the key management of Lithia Motors, Inc. or their responsibilities. For purposes of this Agreement, the term "key management" shall mean CEO, President and Vice Presidents with respect to each dealer company and executive officers with respect to Lithia Motors. Inc.

      3.    Lithia Motors, Inc. Operating Policies and Procedures.

            3.1 GM Brand Strategy. Lithia Motors, Inc. acknowledges that GM has a Brand Strategy and has invested significant capital in the development of corporate, divisional and brand image. Relevant information regarding this strategy has been shared with Lithia Motors, Inc.. Lithia Motors, Inc. agrees to accommodate GM's Brand Strategy in its Lithia Motors, Inc. GM dealership Operations. Lithia Motors, Inc. will incorporate in each of its GM Dealerships the following as a minimum in support of the GM Brand
Strategy:



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                  3.1.1 GM  has   developed   retail  and  service   operating
standards for each of its Divisions. At each of its GM Dealerships, Lithia Motors, Inc. will implement and use those divisional standards, or higher standards which it may develop, subject to GM's approval.

                  3.1.2 Dealer marketing associations for each of the Divisions are an integral part of GM's Brand Strategy. Lithia Motors, Inc. agrees that its advertising and marketing practices will support and enhance GM and Divisional brand and marketing practices and goals. Lithia Motors, Inc. agrees and each Dealer Company shall agree that the Dealer Company will participate in the appropriate dealer marketing association or group as provided in Section 11.

                  3.1.3 Lithia Motors, Inc. will not, and will not permit any Dealer Company to jointly advertise or market any of their non-GM automotive operations in conjunction with its approved GM Dealership Operations (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

      4.    Acquisition of GM Dealerships.

            4.1 In consideration for the representations, covenants and commitments contained herein and assuming compliance with the normal requirements of General Motors regarding transfer of assets and appointment as a dealer, General Motors will permit the acquisition of up to five (5) General Motors Dealerships during the period commencing from the date of this Agreement and ending 24 months thereafter. Currently Lithia Motors is not in compliance with General Motors standards for the Pontiac dealership in Medford, Oregon for Customer Satisfaction and Sales performance. Lithia represents intent to bring the performance into compliance, but believes it will be able to do so if the location is in compliance with GM's channel plan. Accordingly, General Motors will approve, upon receipt of an acceptable proposal Lithia's acquisition of the Buick/Cadillac dealership or the Oldsmobile/GMC dealership or the sale of Pontiac assets to either of those dealers in Medford in order that the plan of a Pontiac-Buick-GMC dealership and a Chevrolet Oldsmobile/Cadillac dealership may be accomplished. If Lithia does not accomplish this purchase or sale within 12 months of the date of this agreement and the Pontiac Customer Satisfaction and Sales performance does not meet the performance standards identified in sections 4.2 and 4.3 of this agreement, Lithia will voluntarily terminate its Pontiac dealer agreement in exchange for payment provided in section 5.2 of this agreement. In the first 12 months following the date of this agreement, GM will allow Lithia to acquire two additional GM dealers, subject to receipt of acceptable proposals, while working on the purchase/sale/correction of the Medford Pontiac dealership deficiencies. In the second 12 months, GM will allow, subject to receipt of acceptable proposals the acquisition of two additional GM dealerships if Lithia is meeting the performance standards for its then owned GM dealerships. Total Lithia owned GM dealerships will not exceed 5 at the conclusion of the 24 months following the date of this agreement.

            4.2 Following the 24 month period, each Dealer company in which Lithia Motors, Inc. has an investment must be in compliance with the terms of the General Motors Policies for Changes in GM Dealership Ownership/Management bulletin of September 19, 1994 (a copy of which has already been provided) including any revisions or replacements of that bulletin, in order to be approved for additional acquisitions of General Motors Dealerships.

            4.3 Multiple Dealer Policy. Lithia Motors, Inc. recognizes that customers benefit from competition in the marketplace and agree that any proposal to acquire additional GM dealerships shall be subject to the terms of General Motors Multiple Dealer Investor/Multiple Dealer Operator policies as set forth in NAO Bulletin 94-11, including any revisions of replacements to the bulletin.



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            4.4   GM and Lithia Motors,  Inc.  agree that Lithia Motors,  Inc.
will not attempt to acquire more than 50% of the GM dealerships, by franchise line in a GM defined Multiple Dealer Area. GM will provide upon Lithia Motors, Inc. request the number of GM dealerships, by line, in the Multiple Dealer Area and the maximum number of dealerships Lithia Motors, Inc. may acquire in that Multiple Dealer Area.

            4.5 Evaluation of Operation. GM will conduct semi annual evaluation meetings with the management of Lithia Motors, Inc. and the Dealer Operators of each GM Dealer Company to review the performance of each GM Dealer Company. In the event GM advises Lithia Motors, Inc. for any two consecutive evaluation periods that the performance of a GM dealership is not meeting the sales volume, Customer Satisfaction and Branding requirements of GM, in addition to other available remedies, GM will have the right to demand a change in the management of the dealer company not meeting those requirements. Lithia Motors, Inc. will make the management changes at any deficient dealership within not more than six (6) months after notice of the deficiencies.

      5.    Dealership Operations.

            5.1 Dealership Operations. Each Dealer Company shall be a distinct and complete business entity which shall include complete Dealership Operations as that term is defined in the Dealer Agreement including, but not limited to sales, service, parts and used car operations. This requirement will not preclude certain centralized functions provided that they are consistent with GM's Channel Strategy, and that such centralized functions are reviewed with and approved by GM, which approval shall not be unreasonably withheld. However, no sales, service or parts operations may be combined with any non-GM representation and all GM Dealerships will have reasonable used car operations.

            5.2 GM Channel Strategy. Lithia Motors, Inc. further stipulates and agrees that if Lithia Motors, Inc., GM, and the public are to realize the potential benefits that Lithia Motors, Inc. represents to be the result of the acquisitions proposed by Lithia Motors, Inc., then an integral component of the participation by Lithia Motors, Inc. and Dealer Company is their agreement that all GM Dealerships shall fully comply with General Motors Channel Strategy including proper divisional representation alignment and facilities that are properly located and that are in compliance with appropriate divisional image programs. The Channel Strategy is set forth in a memorandum dated October 5, 1995, from Ronald L. Zarrella to all GM dealers. and in the written statement of the strategy as it relates to each Dealer Company, copies of which will be provided to Lithia Motors, Inc. and each Dealer Company. Lithia Motors, Inc. agrees and each Dealer Company shall agree that within 12 months of the acquisition of any GM Dealership that is not consistent with the Channel Strategy, Lithia Motors, Inc. and Dealer Company will have complied with the Channel Strategy for that location. Notwithstanding the above, GM will consider reasonable requests from Lithia Motors, Inc. for an extension if Lithia Motors, Inc. is making reasonable progress and is unable to comply with the Channel Strategy for reasons beyond Lithia Motors, Inc. control. If Lithia Motors, Inc. and Dealer Company fail to do so within the time provided, then Lithia Motors, Inc. will cause Dealer Company and Dealer Company will agree to terminate the representation of such products as reasonably required by GM to comply with the Channel Strategy. If such termination is required, GM will compensate Lithia Motors, Inc. the of sum $1,000 for each unit of GM retail planning guide for each Dealer Agreement so terminated.

            5.3 Exclusive Representation. Lithia Motors, Inc. agrees and each Dealer Company shall agree that all GM Dealerships shall be used solely for the exclusive representation of GM products and related services and in no event shall be used for the display, sale or promotion or warranty service of any new vehicle other than those of General Motors Corporation (provided that if Lithia Motors, Inc. acquires a GM Dealership having a sales and service agreement with a competitive automobile manufacturer or importer and related sales and service operations at the same facility, at GM's request Lithia Motors, Inc. shall cause the competitive sales and service operations to be relocated within one year of acquisition). Lithia Motors, Inc. agrees and each Dealer Company shall agree that should a Dealer Company cease to


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provide  exclusive   representation  of  GM  products,  based  on  the  proper
franchise alignment as determined by the Charmer Strategy, then that shall constitute good cause in and of itself for the termination of the Dealer Agreement then in effect with such Dealer Company and Lithia Motors, Inc. shall cause Dealer Company to and Dealer Company shall voluntarily terminate the Dealer Agreements then in effect.

            5.4   Image  Compliance.  Any Dealer  Company  acquired  by Lithia
Motors, Inc. shall be brought into compliance with applicable Divisional facility image requirements. Any new construction or significant interior or exterior remodeling of any GM Dealerships shall incorporate the appropriate divisional image program and shall be subject to approval by the appropriate Division before such construction is undertaken.

            5.5 Corporate Name and Tradenames. Both the corporate name and any tradename or d/b/a of each Dealer Company must include the names of those GM Divisions represented by such Dealer Company.

            5.6 Dealer Company Advertising. Lithia Motors, Inc. agrees that the advertising of each of the Dealer companies will maintain and support the GM brand strategy. Newspaper, radio, television and any other form of advertising will not combine GM brands or non GM brands, unless GM has approved combined operations and will clearly identify each GM dealership as a separate entity at its approved location (it being understood that the advertising example attached hereto as Exhibit C will be permissible).

      6.    Dealer Operator

            6.1 Appointment of Dealer Operator. For purposes of the Dealer Agreement, including Paragraph Third and Article 2 and for each GM Dealership, Lithia Motors, Inc. shall appoint an individual who shall act as Executive Manager of that GM Dealership only and who shall be considered as Dealer Operator for purposes of the Dealer Agreement. The Divisions will rely upon the personal qualifications and management skills GM of Dealer Operator. Lithia Motors. Inc. hereby represents that Dealer operator will have complete managerial authority to make all decisions, and enter into any and all necessary business commitments required in the normal course of conducting Dealership Operations on behalf of Dealer Company and may take all actions normally required of a Dealer Operator pursuant to Paragraph Third and Article 2 of the Dealer Agreement. Lithia Motors, Inc. will not revoke, modify or amend such authority without the prior written approval of the applicable Division (except as provided in Section 6.3 below). Because of the unique structure of Lithia Motors, Inc., the 15% ownership requirement contained in Article 2 shall not apply to Dealer Operator.

            6.2   Removal of Dealer  Operator.  Except as  provided in Section
6.3 below, the removal or withdrawal of Dealer Operator without Divisions' prior written consent shall constitute grounds for termination of the Dealer Agreements. However, the Divisions recognize that employment responsibilities of the Dealer Operator with Dealer Company may change, making it impractical for the Dealer Operator to continue to fulfill his/her responsibilities as Dealer Operator. In that case, or in the event Dealer Operator leaves the employ of the Dealer Company, Dealer Company shall have the opportunity to propose a replacement Dealer Operator. The Divisions will not unreasonably withhold approval of any such proposal, provided the proposed replacement has the skills and qualifications to act as Dealer Operator pursuant to the standard policies and procedures of GM.

            6.3 Replacement Dealer Operator. Dealer Company shall make every effort to obtain the consent of the Divisions to a proposed replacement Dealer Operator prior to the removal or withdrawal of the approved Dealer Operator. If that is not practical, Dealer Company shall notify, Division in


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writing  within 10 days  following  the removal or  withdrawal of the approved
Dealer Operator. Within 10 days of that removal or withdrawal, Dealer Company will submit to Division a plan and appropriate applications to replace Dealer Operator with a qualified replacement acceptable to Division. The replacement Dealer Operator must assume his/her responsibilities no later than 90 days following the withdrawal of the approved Dealer Operator. Lithia Motors, Inc. shall be permitted to appoint a temporary general manager to manage the GM Dealership during the interim period while the Dealer Operator is being replaced.

      7. Dispute Resolution. Lithia Motors, Inc. agrees not to join any legal or administrative action a seller of a General Motors dealership may take against General Motors in the event General Motors declines to approve a proposed transfer to Lithia Motors, Inc.. Lithia Motors, Inc. and GM stipulate and agree and each Dealer Company shall stipulate and agree that the dispute resolution process attached hereto as Exhibit D, or any replacement process offered to all GM Dealers. shall be the exclusive source of resolution of any dispute regarding the Dealer Agreements and this Agreement including, but not limited to, involuntary termination of the Dealer Agreements and/or approval of Lithia Motors, Inc. for additional investment in or ownership of GM Dealerships. The parties further agree that the Chevrolet dealer dispute resolution process will be used for the resolution of the matter, regardless of the GM Division involved.

      8. Right to Purchase or Lease. In the event of any termination of the Dealer Agreement or any transaction or event that would, in effect, discontinue Dealership Operations from that GM Dealership, or a transfer of assets, properties or business to GM or a GM designee pursuant to Section 2.4.3, Lithia Motors, Inc. agrees and each Dealer Company shall agree to provide GM with: (a) the right to purchase the dealership assets, properties or business for fair market value based on automotive use, and (b) an assignment of any existing lease or lease options that are available, subject in each case to any legal or contractual obligations existing at such time through the process attached hereto as Exhibit B, that Lithia Motors, Inc. shall assure GM or its delegate of quiet possession of the dealership facilities for a period of not less than five years if the right to have any existing lease or lease option assigned as set forth above is exercised with respect to such facilities within ten years of the execution of this Agreement. If, however, Lithia Motors, Inc. enters into a financing arrangement with respect to GM's option as described in this Section 8 would be subordinated to the interests of any lender in connection with any default by Lithia Motors, Inc. under the terms of the financing arrangement other than a default due to the discontinuance of dealership operations from such facilities. The Parties agree that GM may exercise its rights under this
Section 8 with respect to some or all of the dealership facilities to which it may apply at any given time. and that failure to exercise such rights as to one facility shall not affect GM's rights as to other facilities.

      9. Electronic Funds Transfer. Lithia Motors, Inc. agrees that each Dealer Company will use Electronic Funds Transfer (EFT) for settlement of the dealership obligations to GM and that GM will have a right of offset for any unpaid debit balances for any Dealer Company at the time the indebtedness is due and will have the right to collect those amounts from the account of the Dealer Company that owes the debt or the account of any other Dealer Company.

      10. Compliance with Policies and Procedures. Each Dealer Company must comply with all terms of the Dealer Agreement and all GM policies applicable to Dealer company's Dealership Operations. Those procedures include policies precluding joint advertising and prohibiting sales of GM auction vehicles from other than the purchasing GM Dealership. Except as specifically provided herein, all Dealership Operations shall be conducted consistent with requirements for other GM dealerships.

      11. Membership in Dealer Marketing Group. Each Dealer Company will join its respective dealer marketing group and area marketing group including membership financial support and will participate as a regular member in meetings and marketing activities.



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

      12. Capital Standards. Lithia Motors, Inc. agrees and Dealer Company shall agree that Dealer Company shall maintain, at all times, sufficient working capital to meet or exceed the minimum net working capital standards for the Dealer Company as determined from time to time by GM consistent with its normal practices and procedures. Lithia Motors, Inc. and Dealer Company shall provide such documentation as reasonably requested by GM to assure compliance with that requirement. Lithia Motors, Inc. shall submit an annual consolidated balance sheet for the combined GM Dealership operations of Lithia Motors, Inc.

      13. Discontinuance of Representations. In the event that Lithia Motors, Inc. determines, voluntarily or otherwise to discontinue representation in any given Multiple Dealer Area, Lithia Motors, Inc. shall grant the right to GM to acquire at fair market value as determined in accordance with Exhibit B the right to representation of the Divisions previously represented by any Dealer Company in that Multiple Dealer Area. GM shall also have the option to acquire the fixed assets and/or the Dealership Facilities in that Multiple Dealer Area in accordance with section
8. The terms and conditions for the exercise of such rights shall be set forth in appropriate and customary documents. Lithia Motors, Inc. has received GM's standard option agreements modified for this Agreement.

      14. Supplement to Dealer Agreement. The parties agree that each Dealer Company shall be required to execute an addendum to the Dealer Agreements binding the Dealer Company to the applicable portions of this Agreement. For each Dealer Company, this Agreement shall supplement the terms of the Dealer Agreements in accordance with Article 17.1.1 of the Dealer Agreements.

      15. Further Modifications. In the event that the policies of GM with regard to Dealerships owned or controlled in whole or in part by public shareholders should be modified. the parties agree to review such
modifications  to  determine   whether   modification  to  this  Agreement  is
appropriate.

      16. Rights. Nothing in this Agreement or the Dealer Agreement shall be construed to confer any rights upon any person not a party hereto or thereto, nor shall it create in any party an interest as a third party beneficiary of this Agreement or the Dealer Agreement. Lithia Motors, Inc. and Dealer Company hereby agree to indemnity and hold harmless GM, its directors, officers, employees, subsidiaries, agents and representatives from and against all claims, actions, damages, expenses, costs and liability, including attorneys fees, arising from or in connection with any action by a third-party in its capacity as a stockholder of Lithia Motors, Inc. relating to this Agreement other than through a derivative stockholder suit authorized by the Board of Lithia Motors, Inc., provided that Lithia Motors, Inc. shall have the right to assume the defense and control any such actions or suits and that GM shall not settle any such actions or suits without Lithia Motors, Inc. consent (such consent not to be unreasonably withheld). Notwithstanding the above, GM may choose, at its own expense, to manage and control its own defense in any such action.

      17. Modification of Dealer Agreement. This Agreement is intended to modify and adapt certain provisions of the Dealer Agreement and is intended to be incorporated as part of the Dealer Agreement for each Dealer Company. In the event that any provisions of this Agreement are in conflict with other provisions of the standard Dealer Agreement, the provisions contained in this Agreement shall govern. Except as expressly provided in this Agreement the terms of the Dealer Agreements remain unchanged and apply herein.

      18. Confidentiality. Each party agrees not to disclose the content of this Agreement to non-affiliated entities and to treat the Agreement with the same degree of confidentiality as it treats its own confidential documents of the same nature, except as expressly provided by Article 2.3.5 of this Agreement or unless authorized by the other party, required by law, pertinent to judicial or administrative proceedings or to proceedings under the Dispute Resolution Process.

      19. This Agreement remains in effect so long as Lithia Motors, Inc. or any successor thereto, directly or indirectly holds or has an agreement to hold an ownership interest in any GM Dealer Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement this 16th day of January 1998.

                                       GENERAL MOTORS CORPORATION

By: /s/ Sidney B. deBoer               By: /s/ E. K. Roggenkamp III
    --------------------------------       -----------------------------------
                                           E.K. Roggenkamp, III
                                           General Manager
                                           North American Operations
                                           Dealer   Network   Investment  and
                                           Development

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